UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 1, 2009

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	001- 04311	11-1541330
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

25 Harbor Park Drive, Port Washington, NY		11050
(Address of principal executive offices)		(Zip Code)

(516) 484-5400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (e) On October 1, 2009, Pall Corporation (the “Registrant”) entered into a new employment agreement with Lisa McDermott, Chief Financial Officer and Treasurer of the Registrant (the “McDermott Agreement”), superseding the Amended and Restated Employment Agreement between the Registrant and Ms. McDermott, dated June 1, 2004, and entered into an employment agreement with Sandra Marino, Senior Vice President, General Counsel and Corporate Secretary of the Registrant (the “Marino Agreement,” and together with the McDermott Agreement, the “Employment Agreements”). The Employment Agreements were approved by the Compensation Committee (the “Committee”) of the Board of Directors of the Registrant on September 21, 2009.

     The Employment Agreements provide for annual base salaries of $371,400 and $345,646 for Ms. McDermott and Ms. Marino, respectively, which amounts may be increased with the approval of the Committee, and for target bonus percentages equal to 105% of base salary for each of Ms. McDermott and Ms. Marino.

     Pursuant to the Employment Agreements, upon a separation from service (as defined under Section 409A of the Internal Revenue Code of 1986, as amended) due to termination by the Registrant without cause or by the executive for good reason, the executive will receive monthly, for 24 months, a payment equal to 1/12 of the sum of base salary and 70% of target bonus percentage, and her unvested restricted stock units, units under the Pall Corporation Management Stock Purchase Plan (the “Management Plan”) and options will continue to vest and settle in the usual manner until the second anniversary of the separation from service. The Employment Agreements define good reason as (a) a material diminution in base salary, (b) a material diminution in authority, duties or responsibilities of the executive or of the person to whom the executive is required to report, (c) a material change in geographic location, or (d) any action or inaction that constitutes a material breach by the Registrant of the agreement. Upon a change in control, unvested restricted stock units, Management Plan units and stock options will immediately vest.

     The Employment Agreements also provide for termination upon death or disability, upon the executive reaching age 65, by executive without good reason, and for cause by the Registrant. Upon separation from service on her death or disability, each of Ms. McDermott and Ms. Marino (or her estate, as applicable), will be entitled to an amount equal to her base salary and prorated bonus compensation to the end of the month in which death or disability occurs, and for 12 months after the month in which death or disability occurs, monthly payments equal to 1/12 of the sum of 50% of her base salary and 50% of her target bonus percentage multiplied by base salary. Upon separation from service due to termination by the Registrant for cause or by the executive without good reason, Ms. McDermott and Ms. Marino would not be entitled to any compensation (other than as accrued to the date of the separation from service).

     Each Employment Agreement also provides that during employment (including any period following notice of termination whether or not services are being performed) and for 12 to 24 months after termination of employment (depending upon the circumstances of the termination), Ms. McDermott and Ms. Marino may not engage in any activity that is competitive to any material extent with the business of the Registrant, may not disparage the Registrant, and may not solicit customers or employees of the Registrant. The Employment Agreements also contain trade secret, confidentiality and invention and patent covenants that apply during and subsequent to employment.

     The forgoing description of the terms of the Employment Agreements is qualified in its entirety by reference to the Employment Agreements which are attached hereto as exhibits and are incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

10.1	Employment Agreement, dated October 1, 2009, between the Registrant and Lisa McDermott

10.2	Employment Agreement, dated October 1, 2009, between the Registrant and Sandra Marino

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pall Corporation

/s/ Francis Moschella
October 7, 2009	Francis Moschella
Vice President – Corporate Controller
Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Employment Agreement, dated October 1, 2009, between the Registrant and Lisa McDermott

10.2	Employment Agreement, dated October 1, 2009, between the Registrant and Sandra Marino